EXHIBIT 99






                    HOLLINGER INTERNATIONAL INC.

                            PRESS RELEASE


Contact:

Paul B. Healy                          Peter J. Nolan
Vice President                         Partner
Hollinger International Inc.           Leonard Green & Partners, L.P.
(212) 586-5666                         (310) 954-0450


             HOLLINGER INTERNATIONAL ANNOUNCES THE SALE
               OF A GROUP OF U.S. COMMUNITY NEWSPAPERS
                     TO LEONARD GREEN & PARTNERS


          CHICAGO, November 24, 1997 -- Hollinger International Inc. (NYSE: HLR) and Leonard Green & Partners, L.P. have entered into an agreement whereby Hollinger will sell approximately 80 properties representing about 40% of its U.S. community newspaper group to an investment vehicle controlled by Leonard Green & Partners for a total consideration of approximately $310 million.

          The properties to be sold are small market clusters of over 160 publications and include daily, weekly and free-circulation publications with a total circulation of approximately 900,000 per week. The properties are located in 11 states with the largest clusters in southern Illinois, Missouri, western New York, Pennsylvania and California. The majority of the papers were purchased prior to 1990 and include some of the very first community newspapers acquired by Hollinger.

          The net proceeds from this transaction will be used by Hollinger to reduce debt, including $105 million with rates in excess of 10%, and for the previously announced acquisition of the Post-Tribune in Gary, Indiana. The sale is part of Hollinger's ongoing strategy to steadily improve its balance sheet and borrowing ratios and to



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demonstrate the enterprise value of its assets. The transaction will allow increased flexibility to pursue advantageous acquisitions should they become available, including the continued purchase for cancellation of the company's own shares as long as they are undervalued relative to industry peers.

          Kenneth L. Serota, Vice President-Law & Finance and Secretary of Hollinger International, will join the Leonard Green & Partners-owned company as President and CEO. Newspaper veterans Ken Cope, Gene Hall, Joe Piccirillo and Scott Champion, all members of senior management of Hollinger's American Publishing Company subsidiary, will round out the senior management team of the Green group. "We are delighted to acquire a superb group of publications, many of which are over 100 years old and are the foundations of their communities," said Peter Nolan, a partner at Leonard Green. "We consider the Hollinger/American Publishing management to be the best in the business. We intend to utilize this group of assets as our major platform to build a community newspaper company providing full market coverage, committed to serving the needs of our readers and advertisers. We will actively seek additional strategic acquisitions."

          Donaldson, Lufkin & Jenrette Securities Corporation advised Hollinger International in connection with this transaction.

          Hollinger International Inc., through subsidiaries and affiliated companies, is a leading publisher of English language newspapers in the United States, the United Kingdom, Canada and Israel. Included among its paid daily newspapers are the Chicago Sun-Times, The Daily Telegraph and The Ottawa Citizen.

          Leonard Green & Partners, L.P., is a Los Angeles-based private merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs



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of established companies. Leonard Green & Partners, L.P. currently has in excess of $500 million in private equity capital under management.

        For more information on Hollinger International Inc.,
             free of charge, simply dial 1-800-PRO-INFO
                  and enter the company code "HLR."